Exhibit 99.1
FIRST PACTRUST BANCORP RECEIVES FED APPROVAL TO COMPLETE ACQUISTION OF GATEWAY BUSINESS BANK

Addition of Gateway Business Bank and its Mission Hills Mortgage Bankers Division
to Expand Company’s Footprint to 41 Locations across Southern California, Arizona, Oregon and Washington

Conference Call Scheduled for Thursday, August 2 at 1:00 P.M. EST

IRVINE, Calif., August 2, 2012 -- First PacTrust Bancorp, Inc. (NASDAQ: BANC), the bank holding company for PacTrust Bank and Beach Business Bank, today announced that the U.S. Federal Reserve Bank has approved its acquisition of Gateway Bancorp, the holding company of Cerritos, Calif.-based Gateway Business Bank. This transaction previously was approved by the FDIC pursuant to the guidelines of the Federal Deposit Insurance Act, as well as the Office of the Comptroller of the Currency, and currently is expected to be completed on or about August 17, 2012.

Under the terms of an amended purchase agreement, total consideration for the acquisition will be $15.5 million, or approximately 60% of Gateway’s tangible common equity as of June 30, 2012. Due to Gateway’s profitability during the first half of 2012, management has increased guidance relating to the expected bargain purchase gain to at least $5 million, up from $3 million, which will be reflected in 3Q 2012 earnings.

As part of the acquisition, Mission Hills Mortgage Bankers (a division of Gateway Business Bank), including its 22 loan production offices in California, Arizona, Oregon and Washington, will become a division of PacTrust Bank. During the first half of 2012, Mission Hills Mortgage Bankers originated $490 million in single family residential mortgages.

“We are excited about completing this transaction very shortly and welcome Gateway’s customers to our strong and growing organization,” said Gregory Mitchell, CEO of First PacTrust. “With Gateway and our recently completed acquisition of Beach Business Bank, we will now have 41 bank locations, including the soon to open Newport Beach branch.”

First PacTrust plans to merge Gateway Business Bank into PacTrust Bank following the completion of the acquisition. Gateway’s branch operations, located in Lakewood and Laguna Hills, Calif., will be converted to PacTrust Bank branches on or about August 20, 2012.

Conference Call

An investor conference call hosted by First PacTrust CEO Gregory A. Mitchell regarding the acquisition of Gateway Bancorp is scheduled for Thursday, August 2, 2012 at 10 A.M. PST (1:00 P.M. EST). Interested parties may participate on the call by dialing (888) 793-9492. Materials regarding the transaction including an investor presentation will be available on the company's website at www.firstpactrustbancorp.com along with a replay of the conference call.

Advisors

Wachtell, Lipton, Rosen & Katz is acting as legal advisor to First PacTrust with D.A. Davidson & Co. acting as financial advisor to First PacTrust.

About First PacTrust Bancorp

Based in Irvine, Calif., First PacTrust Bancorp, Inc. is the holding company of PacTrust Bank and Beach Business Bank, which operate branch locations in Los Angeles, Orange, San Diego and Riverside counties. PacTrust Bank gives customers convenient account access choices through 30,000 surcharge-free ATM locations nationwide, as well as mobile, online and telephone banking. In addition to providing a full range of consumer and business deposit and loan services, PacTrust is one of the few institutions that offer free checking, maintaining a client focused reputation built on its four core principles of service, choice, value and trust. Including its recently completed acquisition of Beach Business Bank and expected completion of the Gateway acquisition, First PacTrust will have approximately $1.6 billion in assets and operate a total of 19 banking offices and, primarily through Gateway’s Mission Hills Mortgage Bankers division, 23 loan production offices in California, Arizona, Oregon and Washington.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in First PacTrust’s filings with the Securities and Exchange Commission. Risks and uncertainties related to First PacTrust include, but are not limited to, (1) converting and re-opening Gateway’s branch operations as PacTrust Bank branches on August 20; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the Gateway purchase agreement; (3) the outcome of any legal proceedings that may be instituted against First PacTrust; (4) the inability to complete the transactions contemplated by the Gateway purchase agreement due to the failure to satisfy any conditions to completion; (5) risks that the proposed transaction or recently completed Beach Business Bank transaction disrupt current plans and operations and the potential difficulties in employee retention as a result of these transactions; (6) the amount of the costs, fees, expenses and charges related to these transactions; (7) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (8) continuation of the historically low short-term interest rate environment; (9) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions or regulatory developments; (10) increased levels of non-performing and repossessed assets that may result in future losses; (11) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (12) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (13) the results of regulatory examinations; and (14) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and First PacTrust undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Contact:

Media Inquiries:

PondelWilkinson Inc.
George Medici
310-279-5980
gmedici@pondel.com

Investor Relations Inquiries:

First PacTrust Bancorp, Inc.
Gregory A. Mitchell, CEO
949-236-5200